Exhibit 99.(l)

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

September 24, 2013

Center Coast MLP & Infrastructure Fund

1100 Louisiana Street

Suite 5025

Houston, Texas 77002

Re:	Center Coast MLP & Infrastructure Fund —
Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as special counsel to Center Coast MLP & Infrastructure Fund, a statutory trust (the “Trust”) created under the Delaware Statutory Trust Act (the “DSTA”), in connection with the issuance and sale by the Trust of up to 20,000,000 shares (the “Shares”) (including shares subject to an over-allotment option) of the Trust’s common shares of beneficial interest, par value $0.01 per share.

This opinion is being furnished in accordance with the requirements of Item 25 of the Form N-2 Registration Statement under the Securities Act of 1933 (the “Securities Act”) and the Investment Company Act of 1940 (the “1940 Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(i)                                     the notification of registration on Form N-8A (File No. 811-22843) of the Trust filed with the Securities and Exchange Commission (the “Commission”) under the 1940 Act on May 10, 2013;

(ii)                                  the registration statement on Form N-2 (File Nos. 333-188550 and 811-22843) of the Trust relating to the Shares filed with the Commission on May 10, 2013 under the Securities Act and the 1940 Act, and as amended by Pre-Effective Amendment No. 1 on June 14, 2013, Pre-Effective Amendment No. 2 on August 27, 2013, Pre-Effective Amendment No. 2 on August 28, 2013, and as proposed to be amended by Pre-Effective Amendment No. [4] on the date hereof (such registration statement, as so amended and proposed to be amended, being hereinafter referred to as the “Registration Statement”);

(iii)                               the form of Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into among the Trust, as issuer, Center Coast Capital Advisors, LP, as investment adviser to the Trust, and the representatives of the several Underwriters named therein (the “Underwriters”), filed as an exhibit to the Registration Statement;

(iv)                              a copy of the Trust’s Certificate of Trust, as amended through the date hereof, as certified by the Secretary of State of the State of Delaware;

(v)                                 a copy of the Trust’s Amended and Restated Agreement and Declaration of Trust, by the trustees of the Trust, dated as of August 14, 2013, certified by the Secretary of the Trust;

(vi)                              a copy of the Trust’s By-Laws, as currently in effect, certified by the Secretary of the Trust; and

(vii)                           certain resolutions adopted by the Board of Trustees of the Trust on August 14, 2013, relating to the creation, issuance and sale of the Shares and related matters, each certified by the Secretary of the Trust; and

(viii)                        drafts of certain resolutions proposed to be adopted by the offering committee of the Board of Trustees of the Trust relating to the issuance and sale of the Shares (the “Resolutions”), certified by the Secretary of the Trust.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Trust and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others and of public officials.

In making our examination of documents, we have assumed that the parties thereto, other than the Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the Resolutions will be adopted by the offering committee of the Board of Trustees of the Trust in substantially the form reviewed by us. We have also assumed that the Underwriting Agreement will be executed and delivered in substantially the form reviewed by us.

We do not express any opinion as to any laws other than the DSTA.

Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective; (ii) the Underwriting Agreement has been duly executed and delivered; and (iii) the Shares have been duly entered into the share record books of the Trust and delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement, the Shares will have been duly authorized by all requisite statutory trust action on the part of the Trust under the DSTA, and the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the captions “Legal Matters” and “General Information — Counsel and Independent Registered Public Accounting Firm” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP